Exhibit 99.1

For More Information Contact:

Joele Frank/Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449   ext. 147

Marvell Technology Group, Ltd. Receives Wells Notice Concerning Previously Disclosed Investigation

SANTA CLARA, Calif. (Oct. 12, 2007) — Marvell Technology Group, Ltd. (Nasdaq: MRVL)  today announced that it has received a “Wells Notice” from the staff of the United States Securities and Exchange Commission (“SEC”) relating to a previously disclosed investigation of the Company’s historic option-granting practices.  Weili Dai, Director of Strategic Marketing and Business Development, who is not an officer or director of Marvell, also received a notice. The notices indicate that the staff intends to recommend to the Commission that it bring civil actions against the recipients for injunctive relief and civil monetary penalties.  Under the process established by the SEC, the recipients have the opportunity to respond in writing to the “Wells Notice” before the staff makes a formal recommendation regarding what actions, if any, should be brought by the Commission. The Company continues to cooperate with the SEC and will endeavor to reach a resolution of the matter with the staff before any action is filed, but cannot guarantee that it will be able to do so.

The staff also advised the Company that it is not at this time recommending enforcement action against any current officers or directors of Marvell.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure including enterprise, metro, home and storage networking. Marvell may be contacted at (408) 222-2500 or at www.marvell.com.